EXHIBIT 99.1

MONTGOMERY COUNTY OPPORTUNITY

MISSISSIPI LIME

KANSAS

USA

RECOMMENDATION REPORT

NOVEMBER 2013

PREPARED BY

Bennett Wright

B.A., M.A. GEOL

OF

Bennett Geological Services, LLC.

2800 Links Lane

Independence, KS 67301

                                           TABLE OF CONTENTS

Discussion Section

       Page

Montgomery County

5

Mississippi Lime Geological Overview

6

Beyond Mississippi Lime Formation

11

Lease Assessments

Brimer State lease Assessment

16

Springer State Lease Assessment

18

Bell State Lease Assessment

21

Development and Recommendations

Discussion and Development Sequence

23

Summary and Recommendations

25

Contributing Authors

26

Forward Looking Statements

28

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Certificate of Qualifications

Bennett Wright (Kansas) B.S. Geology Kansas State University

Partner with Kansas Geologic Survey, Society of Professional Geologist

I do hereby certify that:

I am Bennett Wright, resident at 2800 Links Lane Independence, Kansas 67301

I possess multiple degrees obtained from Kansas State University, including Geology (1961)

I am a member of Kansas Geologic Survey association of Professional Geologist

I have worked in the field of geology since obtaining my degree from Kansas State University 1961.

I have extensive professional history working in southeastern Kansas. My professional experience has covered fields in Oklahoma, California, Texas, Louisiana, Alaska and projects outside of the United States, most notably, Indonesia.

I have significant experience in mapping, collecting and analyzing core samples, supervising logging of wells, perforation and well completions. An important part of my professional experience has been spent in the analysis of well logs in exploration of new, or emerging oil/gas reserves.

Through out my career I have worked for both small, independent firms and large institutions.

Signed on this 20th day of November 2013

Bennett Wright

B.A., MA.

Bennett Geological Services, LLC

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MONTGOMERY COUNTY OPPROTUNITY

MISSISSIPI LIME, KANSAS, USA

Executive Summary

The Montgomery County Opportunity, within the prolific Mississippi Lime offers excellent opportunity for success in gas and oil production, water remediation and disposal and wind turbines.

The Mississippi Lime Formation, is a conventional limestone reservoir that responds well to unconventional technologies, due to the heterogenic porosity development within the Mississippian formations it is advantageous to drill horizontal wells to interconnect a larger percentage of porosity with one well bore. The likelihood is very high for production from the Mississippi Lime target horizon within the Montgomery County Opportunity.

The potential for the Mississippi Lime within the Montgomery County Opportunity is projected to be over 6,254,640 MMBO (Million Barrels of Oil), Original Oil in Place for Montgomery County projected in the 1970’s reserve study 5,212,200 MMBO and Estimated Ultimate Recovery for the entirety of the state of Kansas 19 BBLO (Billion Barrels of Oil).

This is based in part on comparison with a very productive Mississippi Lime field, the Elk City Field in the Mississippi Lime, for which porosity can range 5-40% and permeability is over 0.1 millidarcies (MD). The Elk City Field has produced over 63 MMBO and 128 Billion Cubic Feet of Gas (BCFG) from the Mississippi Lime Formation.

The Montgomery County Opportunity can been valued at $1,051,995,586 using prescribed allowances set forth by the Kansas Department of Revenue Oil and Gas Division. This includes including all equipment above and below ground equipment including tank batteries.

The deeper carbonates may also contain significant potential for oil and gas accumulations, to be tested following success in the Mississippi Lime Formation. New fracturing and production techniques may enhance productive potential from formerly bypassed oil fields. The potential for these deeper carbonates could be a 1 - 3X multiple of that expressed for the Mississippi Lime Formation.

Creation of value can be accomplished through work-overs to the 30 existing wells and drilling of 5 new wells in the first instance.

I recommend participation with currently available funding. Continued participation in the development of the entire Montgomery County Opportunity should be negotiated to reward the investor for de-risking the play through further development of the leases. The Montgomery County Opportunity holds excellent potential to become a major producer.

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Montgomery County, Kansas

Montgomery County located in southeast Kansas, in the Central United States. As of the 2010 census, the county population was 35,471.Its county seat is Independence, and its most populous city is Coffeyville.  Montgomery County was established on February 26, 1867.

Montgomery County was one of the first counties in Kansas to produce oil and gas in large quantities. Gas was found in small quantities at several places in Montgomery County as early as 1881. Gas was found in moderate quantities near Cherryvale in 1889 and about a year later at Coffeyville. Gas was piped to the city of Coffeyville in 1892; that city was the first town in southeastern Kansas to use natural gas. The largest gas field in the county reached its peak of production in 1904, at which time it had an open-flow capacity exceeding 700,000,000 cubic feet. Gas wells having an initial product-ion of 10,000,000 to 20,000,000 cubic feet have not been uncommon, and the largest well, one reported by the Union Gas Company, had an initial production of 93,000,000 cubic feet.

Montgomery County first produced oil in 1903, the Bolton pool southwest of Independence being discovered in that year. The initial production of the wells in this pool ranged, from 10 to 1,000 barrels per day.

Producing formations--The formations producing oil and gas in Montgomery County include the Arbuckle limestone of Ordovician age, the Mississippian limestone of Lower Carboniferous age, and sands in the Cherokee shale, Fort Scott limestone, Labette shale, Bandera shale, Chattanooga Shale, and sands in the Lane-Vilas shales, all of Pennsylvanian (Upper Carboniferous) age.

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The Mississippi Lime Formation in Montgomery County Overview

The Mississippi Lime is having a significant resurgence in activity through the application of new drilling and completion techniques. Over the years, thousands of vertical wells have been completed in the Mississippi Lime. Vertical wells tapped small areas of the lime and production was totally dependent on porosity and permeability at that location.

Since permeability and porosity could run from nothing to 35%, success was measured on how lucky the driller was at hitting a sweet spot while wildcatting. However, current drilling technologies have made the Mississippi Lime a major target.

The Mississippi Lime is a conventional limestone reservoir that responds well to unconventional technologies; due to the heterogenic porosity development within the Mississippian formations it is advantageous to drill horizontal wells to interconnect a larger percentage of porosity with one well bore.

Fracture treatment of the formation during completion in addition to the horizontal placement of the well bore will add significant conduits for production of hydrocarbons adding significant recoverable reserves. These reserves would not be recovered with a conventional vertical well. The Mississippi Lime typically has a lower cost per well. In some cases, drilling and completion expense can total half and even a fourth of a typical unconventional well due to the low-horsepower required.

Most of the drilling concentrated on the Mississippian "Chat" at the top of section. “Chat”, which is not a geological term but jargon used to describe the highly porous, water-bearing zone of reworked tripolyte that was redeposited on top of the solid member of the Mississippian formation. The "Chat" portion of the formation was considered a very good reservoir. It varied in thickness from a few feet to 80 feet and in some wells as much as 40 feet were porous.

To understand the oil placement in this area of Kansas one must look at the dynamics of the whole set of formations. On the top of the Mississippian age rocks are a group of impermeable Pennsylvanian age rocks that do not allow oil to migrate further upward. The first layer below the Pennsylvanian is the "Chat" zone mentioned above. Below the "Chat" are additional Mississippian formations called Chester, Manning, Meramec and Osage. Collectively, these are called the Mississippi Lime.

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Figure 1: Geologic formations present in the Mississippian Group

Within the last five years it has been determined that the Mississippi Lime is a valid target for horizontal drilling and vertical drilling with the current drilling technologies. Demonstrated below is the reality that the Mississippi Lime becomes a shallower drilling target in southeast Kansas than the rest of the formation play.

Figure 2: Generalized geologic map representing the formations present within the state of Kansas, cross section depicts the layers of strata and thickness of the sections.

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By passing the drill bit through nearly horizontal sections of formation one can intersect multiple porosity zones and fractures. The result is that horizontal wells can connect with far more of the oil formation than their vertical predecessors. Recent drilling has also taken advantage of the "fracking" process of completion. In this process the productive zones are fractured under pressure and those fractures are held open by the introduction of proppants (usually sand). This further enhances the amount of formation that can be drained by one well. "Fracking" has also made it possible to extract oil from low porosity and permeability zones that could not be produced from older vertical wells.

Figure 3: Map of all known Oil and Gas Fields in Kansas, depicts the locations of the fields either specifically oil, gas or mixed fields showing the locations as they spread across the state and where the highest concentrations are.

The upshot of horizontal drilling and fracking has been an exciting new oil boom that encompasses northern Oklahoma and southeastern Kansas. The average production from a vertical well in Kansas is 3 BOPD (barrels of oil per day) with older drilling techniques. It was estimated that prior to 1985 the average well produced about 64,000 barrels of oil.

These figures do not suggest big successful wells. However, if we look across the border to wells that have recently been drilled using current drilling technology, or the horizontal technique and fracking we can see why an oil boom is starting in Kansas. Oil wells have come in with initial production of over 1,000 barrels per day plus associated gas. For 860 new wells in Oklahoma the lime production averaged 297 BOPD. This success is rapidly moving north.

The State of Kansas Reports that horizontal drilling nearly doubled between 2011 and 2012 and continues to increase. One recent well in Kansas began at 30 barrels of oil per hour and leveled off between 350 to 400 BOPD. Between 2011 and 2012 state gas production doubled from 1.1 BCF to 2.4 BCF in the Mississippian lime. Oil production is rapidly climbing.

There were less than 30 producing horizontal wells in 2011 and one year later there were over 130 producing wells.

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E-Log of Mississippian Lime Montgomery County

Figure 4: Wire Line log showing where the well was fracked and how many shots were taken at each footage that was fracked

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The Mississippi Lime is sometimes overlooked in discussions on U.S. shale formations. The play, straddling the Oklahoma/Kansas border, has been drilled for decades with conventional vertical drilling practices. But horizontal drilling technology and hydraulic fracturing techniques are causing Oil & Gas Producers to take a second look at the formation.  The Mississippi Lime formation compares favorably to the well-known Bakken play.

Below is a comparison between Bakken and Mississippian plays.  The Mississippian play will be slightly smaller than the Bakken but can be drilled and completed at much less cost making it an attractive target for independent drillers

Play Attributes	Bakken Shale Play	Mississippian Limestone Play
Estimated recoverable oil	2 to 24 billion bbls[a]	5.4 to 18.9 Billion bbls
Average depth to oil	~9,000 ft. (2,743 m)	~2,000 ft. (1,372 m)
Rock type	Organic-rich shale	Variety of low-permeable limestone
Average thickness	~40 ft. (12 m)	~50 ft. (15 m)
Average recoverable oil/well	~350,000-850,000 bbls[a]	~50,000-350,000 bbls[a] (?)
Average cost per well	$7,000,000	$3,000,000 Horizontal Drilling $ 500,000 Vertical Drilling
Gravity of oil[b]	42 °API with natural gas	30 °API with (or solely) natural gas
No. of horizontal wells	~2,000 as of mid-2012	113 (as of October 2012)
Acres per well	160, 640, or 1,280	160 (as of January 2013)
Max. Production rate recorded as of Jan. 2013	~7,000 bblsa/day	~850 bblsa/day
Statewide production in 2012	360,000 bblsa/day	115,000 bblsa/day

Barrels of oil
[b]API gravity is an arbitrary measurement of relative density. Less dense, or lighter, petroleum products are easier to refine and, therefore, have a higher value. Heavy oils, with lower API gravities, are less valuable. A value of 30 °API or higher is considered light.

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Beyond the Mississippi Lime Formation

SandRidge Energy, one the major players in the Mississippi Lime has said it plans to begin some exploration into what’s known as the Woodford Shale, a formation beneath the Mississippian Lime. In Kansas, the formation is also known as the Chattanooga Shale. Its 50 to 100 feet thick and runs primarily through the southeastern and south-central portions of the state. A 2010 U.S. Geological Survey study estimated there were nearly 400 million barrels of undiscovered oil in the Woodford Shale in Oklahoma, Which is very feasible to have comparable numbers in the Shale reserve that is mirrored in southeast Kansas, it looks as though SandRidge could potentially be on to something big.

The Arbuckle is yet another formation of opportunity. The Arbuckle occurs at depths ranging from about 500 feet in southeastern Kansas to more than 7,000 feet in southwestern Kansas. Arbuckle strata thicken as a whole from north to south and are thickest, up to 1,390 feet, in the southeastern corner of Kansas. It has produced 36 percent of the total oil from 21 oil fields over the last 100 years. It has been described as having columns of oil and gas, which generally are near the top.

Rocks of the Arbuckle Group are composed mostly of light gray to white vuggy, cherty dolomite. The unit has been subdivided and correlated with equivalent exposed strata in adjacent states by study of insoluble residues. Stratigraphic traps in the Arbuckle are also a possibility where porous beds within it may truncate along the flanks of an anticline. In cases such as this, the oil in the Arbuckle may not necessarily be found at the culmination, or highest point, of the anticline. Correlation and mapping of porosity zones within the Arbuckle and their subcrop pattern as they are truncated by an overlying unconformity may be useful in finding these types of stratigraphic traps.

The Arbuckle Group consists of Upper Cambrian and Lower Ordovician deposits. Production from the Arbuckle Dolomite occurs primarily in the north central part of the area with both oil and gas being present. Production is generally found in structurally high porosity zones, many of which may be termed paleogeoraphic or erosional traps.

The group includes the Eminence Dolomite, Gasconade Dolomite, Roubidoux Formation, Jefferson City Dolomite, and Cotter Dolomite. The Eminence is Late Cambrian in age; the other formations are Early Ordovician in age. "Arbuckle" sometimes is used for all rocks between the top of the LaMotte Sandstone and the base of the Simpson Group. Some authors restrict the term "Arbuckle" to rocks of Ordovician age.

The Arbuckle Group consists mainly of white, buff, light-gray, cream, and brown crystalline dolomite. Chert is common in the upper part. Where the LaMotte Sandstone is absent, the Bonneterre Dolomite and Arbuckle rocks commonly overlie the Precambrian. The Arbuckle Group has an aggregate thickness exceeding 1,200 feet, and thickens toward Oklahoma and Missouri.

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Newly submitted drilling permits and the corresponding rig counts are forward leading indicators of increasing production. All figures are reported to the Kansas Geologic Survey and the Kansas Corporation Commission. The KCC is the regulatory agency along with the Kansas Dept. of Revenue that monitor oil and gas production sold across the state.

Figure 5: Shows the increase of both number of producing wells in Kansas and the number of Horizontal drilling permits issued between February 2012 and January 2013

Rig count is up in both Oklahoma and Kansas. Big and small oil companies are betting on this play to be similar but smaller than the Bakken of North Dakota.

Figure 6: represents the rise in the number of drilling rigs over the past 12 years present in Oklahoma, North Dakota and Kansas where oil and gas production is on the rise.

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The figures below represent statewide cumulative production numbers by year. After years of decline production numbers for oil and gas have increased for 2011 and 2012.

Yearly Production Figures for Kansas

*2013 production numbers are incomplete at this time, as only first quarter had reported production numbers with the state recording agency. Production chart courtesy of the Kansas Geological Survey

Figure 7: Kansas oil and gas production numbers by year as reported to the Kansas Geological Survey

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Lease prices for land have jumped from less than $10/acre to over $1,000/acre. New technology approaches being applied to this proven area have turned around an area with declining oil production. Southeast Kansas is quickly becoming the rising star among oil and gas plays in the United States.

The emergence of horizontal drilling and fracking in the central Midwest is creating oil boom that encompasses northern Oklahoma and southeastern Kansas. The average production from a vertical well in Kansas is 3 BOPD (barrels of oil per day) with older drilling techniques. It was estimated that prior to 1985 the average well produced about 64,000 barrels of oil. These figures do not suggest big successful wells. However, if we look across the border to wells that have recently been drilled using current drilling technology, or the horizontal technique and fracking we can see why an oil boom is starting in Kansas. Oil wells have come in with initial production of over 1,000 barrels per day plus associated gas.

Our 562 acres MOL is located on the leading edge of the Eastward movement of players looking to tap into the Mississippi Lime.  Some of these major players that are moving into our leased area include Chesapeake, Shell and Sand Ridge.

 Chesapeake Energy Corp. is the second-largest producer of natural gas, the 11th largest producer of oil and natural gas liquids and the most active driller of onshore wells in the U.S.  Chesapeake continues to be a leading performer in enhancing oil recovery from fractured carbonate and sandstone reservoirs in mature Mississippi Lime.

The Mississippian limestone or Mississippi Lime play started around 2009 with the first horizontal wells in Oklahoma with SandRidge Energy leading the way. Three years later, companies like Devon, High Mount, and Calyx are opening up a horizontal Woodford play in the same area.

SandRidge Energy delivered exceptional second-quarter results on Aug. 6. 2013 SandRidge reported adjusted EBITDA of $268 million which was virtually flat from last year's $269 million. Last year's number includes the company's Permian Basin assets which were sold this past February. That's also why SandRidge's adjusted operating cash flow of $176 million was also well below last year's $223 million.  SandRidge sold more mature Permian Basin production in order to reinvest the cash into its higher-growth Mississippian acreage. For the company to nearly match last year's adjusted EBITDA numbers.

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The valuation of these leases can be further analyzed and supported by the recent Chesapeake agreement with the Chinese government owned conglomerate, Sinopec. See the Chesapeake/Sinopec press release below

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF MISSISSIPPI LIME JOINT VENTURE WITH SINOPEC

OKLAHOMA CITY--(BUSINESS WIRE)--Jul. 1, 2013-- Chesapeake Energy Corporation (NYSE:CHK) today announced it completed its previously announced Mississippi Lime joint venture with Sinopec International Petroleum Exploration and Production Corporation (Sinopec) on June 28, 2013. The company sold a 50% undivided interest in approximately 850,000 acres in northern Oklahoma for total consideration of $1.02 billion in cash, of which approximately 93% was received upon closing. Payment of the remaining proceeds is subject to customary post-closing contingencies.

Net to Sinopec’s interest, assets associated with the joint venture produced approximately 9,600 barrels of liquids and 54 million cubic feet of natural gas per day during the 2013 first quarter. All future exploration and development costs in the joint venture will be shared proportionately between the parties with no drilling carries involved. As the operator of the project, Chesapeake will conduct all leasing, drilling, completion, operations and marketing activities for the joint venture.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Chesapeake is pleased to have Sinopec as our partner in the Mississippi Lime play and we look forward to efficiently developing and growing this asset for many years to come.”

Jefferies & Company, Inc. served as financial advisor to Chesapeake on the joint venture.

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Assessments

Kristie Kay Hawley

Kansas State Certified Oil & Gas Appraiser

(620) 330-2119

BRIMER Lease Section 36 Township 32 Range 16

The Northeast Quarter of the Northwest (NE4 NW4) and the Northwest of the Northeast (NW4 NE4) of section Thirty-six (36), Township Thirty-Two (32), Range (13), Containing 157.0 acres located in Rutland Township Montgomery County Kansas Also the E/2 SW/4 NE/4 20.0 acres Located in Rutland Township Montgomery County Kansas.  These are adjoining parcels of land together containing 177acres Mol.

Kansas legal well spacing is 330’ for gas and combination wells and 165’ for oil wells

Potential for 24 wells in spaced location/Brimer lease

Located on Leased premises:

Approx. 13 Oil wells, with a gas pipeline “hot” tap located on premises

Assessed value per well this includes all rod and tubing above ground and below and shallow depth considered $511,100

Lease total for equipment is $ 627,100 this also includes the tank battery

In looking at the past and most current production for the lease numbers show that in March 2013 when the lease was last actively produced it was supplying 31.7 Bbl. of oil per 24hr period. Where the lease is located within the depths of the Weiser sands a feasible projected 58 Bbl. per day capability was derived multiplying in the present worth factors set by the state of Kansas the estimated income stream per 12 months is $1,816,560.00 that is using the price of oil per Bbl. that is set by the state of Kansas to be used for valuation purposes.  Using present stock prices at $92.00 per Bbl. and the present worth factors prescribes by the state the estimated income stream is $1,923,963.90 per 12 months.

Valuing that Intrepid Resources holds the 100% working interest the value of the lease is $343,985.536

Adding in cost of operations using an allowable figure by the Kansas Dept. of Revenue increases the total to $452,369,925

My finding is the value of the BRIMER lease including all equipment and injection system, above and below ground equipment including tank battery is $452,369,925

Please note these figures were derived using prescribed allowances set forth by the Kansas Department of Revenue Oil and Gas Division

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OIL ASSESSMENT RENDITION

Schedule 2 (Class 2B) (Rev. 12/12)

SHALL BE FILED WITH THE COUNTY APPRAISER BY APRIL 1

Montgomery County, Kansas

Tax Year 2013

Operator ID# 34849

Statement of Intrepid Resources LLC

P.O. Address 4654 SR 64 E Ste. 127 **City** Bradenton **State** FL **Zip** 34208

Name of Property Brimer **County ID#** ____ **KDOR ID#(s)** ____ **Well API#(s)** 15-125-32135

Section I-Location of Property (required)

Description	NE NE NW		
Lot Sec.	36	Adn. Twp.	32
Blk Rng.	16	Twp. City	Rutland
Tax Unit		School Dist	

Section VII-Abstract Value (for county use only)

	Appraised	Assessed	Penalty	Total
Total Working Interest (Sec. VI. Line 9)				
Royalty & ORRI Interest (Sec. VI. Line 1)			XXXXXXXXX	
Itemized Equipment (Sec. VI. Line 8)				
Total				

Section II-Lease Data (required)

Producing Wells: Oil 18 Submersible Gas Non-Producing Wells: Shut-In SWD 1 TA INJ WS Total # Wells on Lease 18

Secondary Recovery( ) KCC Permit # Water Disposal: Hauler/System/Well Name Total # Tank Batteries on Lease

Spud Date: Mo/Yr (new prod) Ave Prod Depth Horizontal ( ) Total WI Decimal 100 Prod Formation Weiser Sand

Comp Date: Mo/Yr (new prod) SWD/INJ/WS Horiz Total Depth Total RI&ORRI Dec .18 Purchaser Name

Oil Gravity 30 Water Prod BWPD Purch Address CVR Coffeyville, KS Purch Phone

Section IV-Production Data (required)

Month	2012 Oil (Bbls)	2012 Casinghead Gas (Mcf)	2011 Oil (Bbls)
January	961		
February	868		
March	961		
April	930		
May	961		
June	930		
July	961		
August	961		
September	930		
October	961		
November	930		
December	961		
Annual Production	11,315		
Casinghead Gas (Converted to Bbls)	0	XXXXXX	XXXXXXXXX
Total Annual Production (Bbls + gas conv)	11,315	XXXXXX	XXXXXXXXX
Annual Decline (Bbls)	0	XXXXXX	XXXXXXXXX
Decline Rate (%)	0	XXXXXX	XXXXXXXXX

Notation

used 31 Bbl per day

Lease Receives Eastern KS Posted Price Yes X No

Severance Tax Exempt # Property Tax Exempt #

Casinghead Gas Production Data (conversion calculation)

Prod (Mcf)	X	Net $/Mcf Gas	=	Income	/	Net $/Bbl Oil	=	Total Bbl (Transfer to Sec IV, Casing Gas Conv)
	X		=		/		=	

Gatherer Name

Address Phone

Section V-Gross Reserve Calculation (Total 8/8ths Interest)

	1. Annual Production (Bbls) (Total Annual Prod, Sec IV)		2. Effect Jan 1 Net Price $/Bbl (See Crude Oil Price Schedule)		3. Est Gross Income Stream (Multiply Line 1 X Line 2)		4. Present Worth Factor (Based on Decline Rate-See Tbl)		5. Est Gross Reserve Value (Total 8/8ths-Transfer Total to Sec VI, Lines 1&2)
Schedule (A)		X		=		X		=	
Owner (B)		X		=		X		=	
Appraiser (C)	11,315	X	78.55	=	888,793.25	X	3.972	=	3,530,286.70

Section VI-Gross Reserve Value X Decimal Interest

				Schedule (A)	Owner (B)	Appraiser (C)
1. Royalty & Overriding Royalty Interest Valuation (Total Sec V, Line 5 X Total RI & ORRI Interest)	18	X 3,530,286.70	(Interest)			63,545,160
2. Working Interest Valuation (Total Sec V, Line 5 X Total WI Interest)	3,530,286.70	X 100	(Interest)			353,028,670.00
3a. Deduct Operating Cost Allowance for Producing Wells (Allowance per Well)	58,245	X 18	(Number Wells)			1,048,410
3b. Deduct Operating Cost Allowance for Injection Wells (Allowance per Well)		X	(Number Wells)			0
3c. Deduct Operating Cost for Submersible Wells (Annual Submersible Expense)		X	(Exp Fact-Tbl)			0
4. Working Interest Subtotal (Sec VI, Line 2 minus Lines 3a, 3b & 3c)						34,254,457
5. Working Interest Minimum Lease Value (Sec VI, Line 2)	353,028,670	X 10%	(2%,5%,10% Min Lse)			3,530,286,700.00
6. Copy Value from Sec VI, Line 4 or Line 5 (Whichever Line is Greater)						3,530,286,700.00
7a. Add Prescribed Equipment Value for Producing Wells (Allowance per Well)	5,905	X 18	(Number Wells)			106,290
7b. Add Prescribed Equipment Value for Multiple Producing Wells (Allowance per Well)	4,135	X 18	(Number Wells)			74,430
7c. Add Prescribed Equipment Value for Non-Producing Wells (Shut-In, TA,SWD,INJ,WS)	445	X 1	(Number Wells)			445.00
7d. Add Prescribed Equipment Value for Submersible Wells (Allowance per Well)	0	X 0	(Number Wells)			0
7e. Add Pres Equip Value for Additional Equipment	10,575	X 2	(Equip Fact-Tbl)			13,150
8. Add Itemized Equipment (Section III - Attached Schedule)						0
9. Working Interest Total Market Value (Add Sec VI, Lines 6, 7a, 7b, 7c, 7d, 7e & 8)						3,530,481,015.00
10. Working Interest Total Assessed Value (Multiply Sec VI, Line 9 X 30%, Unless Lease Qualifies for 25% Rate)	3,530,481,015 X 30%		(Rate)			105,914,430,450.00

Current Division Order with Name, Address, Interest of Royalty Owners, and Well/Lease Identifier is a Required Attachment to Rendition

Certification: I do hereby certify that this schedule contains a full and true list of all personal property owned or held by me subject to personal property taxation under the laws of the State of Kansas pursuant to K.S.A. 79-329 through 79-333.

	10/26/13	Kristie K. Hawley	10/26/13
Owner	Date	Tax Rendition Preparer	Date

Rendition Information: Contact Phone (620) 330-2119 Contact Email Kristie Kayhawley @yahoo.com

Lease Code ____ County Code ____ Lease Name ____

Prescribed by Kansas Department of Revenue, Division of Property Valuation

Figure 8: Oil Rendition Form used by appraisers and the state of Kansas to determine the value of the Lease by year

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Kristie Kay Hawley

Kansas State Certified Oil & Gas Appraiser

(620) 330-2119

SPRINGER Lease Section 29 Township 34 Range 14

Rutland Township, Acres 142.9, NW/4 W OF HWY 160; LESS R/W Section 29 Township 32 Range 14 ALSO Rutland Township S29, T32, R14, ACRES 157.2, SW/4; LESS R/W TOTALING 302 ACRES MOL

Kansas legal well spacing is 330’ for gas and combination wells and 165’ for oil wells

Potential for 41 wells in spaced location/ Springer Lease

Located on Leased premises:

Approx.: 10 oil and gas capable wells, infrastructure and tank battery

Assessed value per well, this includes all rod and tubing above and below ground, shallow depth considered $511,100

Lease total for equipment is $609,100 this also includes the tank battery located on leased acreage. In looking at the past and most current production for the lease numbers show that in May 2011 when the lease was last actively produced it was supplying 74.86 Bbl. of oil in conjunction with gas that was being produced and reported by the purchaser was supplying 2,516 MCF in 2008. Where the lease is located within the depths of the Weiser sands a feasible projected 58 Bbl. per day capability was derived multiplying in the present worth factors set by the state of Kansas the estimated income stream per 12 months is $1,816,560.00 that is using the price of oil per Bbl. that is set by the state of Kansas to be used for valuation purposes.  Using present stock prices at $92.00 per Bbl. and the present worth factors prescribes by the state the estimated income stream is $1,175,776.56 per 12 months.

Valuing that Intrepid Resources holds the 100% working interest the value of the lease is $229,323,688

Adding in cost of operations using an allowable figure by the Kansas Dept. of Revenue increases the total to $382,202,614

My finding is the value of the SPRINGER lease including all equipment above and below ground equipment including tank batteries $299,722,830

Please note these figures were derived using prescribed allowances set forth by the Kansas Department of Revenue Oil and Gas Division

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GAS ASSESSMENT RENDITION

Schedule 2 (Class 2B) (Rev. 12/12)

SHALL BE FILED WITH THE COUNTY APPRAISER BY APRIL 1

Montgomery County, Kansas — Tax Year 2013

Statement of Intrepid Resources LLC. **Operator ID#** 34849

P.O. Address 4634 SR64E, Ste. 127 **City** Bradenton **State** FL **Zip** 34208

Name of Property Springer **County ID#** ____ **KDOR ID#(s)** ____ **Well API#(s)** 15-125-3237

Section I-Location of Property (required)			
Description	NW/4 SW/4 E Hwy 160		
Lot Sec.	29	Adn. Twp.	34
Blk Rng.	14	Twp. City	Louisburgh
Tax Unit		School Dist	446

Section VII-Abstract Value (for county use only)	Appraised	Assessed	Penalty	Total
Total Working Interest (Sec. VI. Line 10)				
Royalty & ORRI Interest (Sec. VI. Line 1)			XXXXXXXXX	
Itemized Equipment (Sec. VI. Line 9)				
Total				

Section II-Well Data (required)

Producing Well: Pump 10 Flow	Non-Producing Well: Shut-In SWD 1 TA	Bbls Water per Day	Ave Prod Depth 1,100 SWD Depth
Producing Field Name Elk City	BTU Content	Spud Date: Mo/Yr(new prod)	Comp Date: Mo/Yr(new prod) Total WI Decimal 100
( )Infill ( )Commingled ( )CBM ( )Horizontal	Total Depth Horizontal	Lease Name/Number Tie (See Notation Pg 2)	Total RI&ORRI Dec 25
Water Disposal: Hauler/System/Well Name Springer #8 (X) SWD System		Prior Yr Gross Weighted Ave $/Mcf (Adjusted for BTU Content)	
Address	Phone	Less Allowable Deductions $/Mcf (Gathering, Transportation, etc...)	
Gatherer Name		Effective Jan 1 Net Price $/Mcf (Prior Yr Net Weighted Ave Price $/Mcf)	3.49
Address	Phone	Effective Jan 1 Net Price $/Mcf to Royalty Owner	

Section IV-Production Data (required)

Year		Cond(Bbls)	Gas(Mcf)
2008	Annual Production		
2009	Annual Production		
2010	Annual Production		
2011	Annual Production		
2012	Annual Production		95,550
Total Production (5 yr cumulative)			95,550
Annual Production (Prior Yr)			
Condensate (Converted to Mcf)		XXXXXXXXX	
Total Annual Production (Mcf + condensate conversion)			95,550

Notation

Decline Rate: 0 %

Used Annualized Projected Production of 95,550 mcf Per. 365 days of Consecutive Pumping

Condensate Production Data (conversion calculation)

____ X ____ = ____ / ____ = ____

Prod (Bbls) X Net $/Bbl Oil = Income / Net $/Mcf Gas = Total Mcf (cond conv)

Section V-Gross Reserve Calculation (Total 8/8ths Interest)	Schedule (A)	Owner (B)	Appraiser (C)
1. Annual Production - Mcf (Total Annual Prod Sec IV)			95,550.00
2. Effective Jan 1 Net Price $/Mcf (Sec II) $3.49 X market adjust factor 1.15 adj inc/dec			4.01
3. Estimated Gross Income Stream (Multiply Line 1 X Line 2)			383,155.50
4. Present Worth Factor (Based on Decline Rate-Apply Appropriate Table PWF)			3.381
5. Estimated Gross Reserve Value (Total 8/8ths - Multiply Line 3 X Line 4 - Transfer Total to Section VI, Lines 1 & 2)			1,295,448.70

Section VI-Gross Reserve Value X Decimal Interest	Schedule (A)	Owner (B)	Appraiser (C)
1. Royalty & Overriding Royalty Interest Valuation (Total Sec V, Line 5 X Total RI & ORRI Interest) X 25			32,384,217.00
2. Working Interest Valuation (Total Sec V, Line 5 X Total WI Interest) X 100 X 0% (Tbl B Water Cr Adj)			129,544,870.00
3. Deduct Operating Cost Allowance for Producing Well (Allowance per Tbl) 61,250			612,500
4a. Deduct Wellhead Compression (Annual Compression Expense) 7,792 X 10 (Expense Factor-Tbl)			21,250
4b. Deduct Water Expense Allowance (Tbl A Annual Exp; Tbl B Annual Exp if Actual) X (Expense Factor-Tbl)			77.92
4c. Deduct Water Expense Allowance Table C per SWD Well (Deduct SWD Expense for each Prod Well if SWD System)			5,160
5. Working Interest Subtotal (Sec VI, Line 2 minus Lines 3, 4a, 4b & 4c)			128,910,482.08
6. Working Interest Minimum Lease Value (Sec VI, Line 2) X 10%			1,295,448,700
7. Copy Value from Sec VI, Line 5 or Line 6 (Whichever Line is Greater)			1,295,448,700
8a. Add Prescribed Equipment Value for Producing Well (Flowing $/Well) (Pumping $/Well)			518,500
8b. Add Prescribed Equipment Value for Non-Producing Well (Shut-In, TA, SWD-Add SWD Equip Value for each Prod Well if SWD System)			5160
8c. Add Pres Equip Value for Additional Equipment (Compressors, Gathering Lines, etc...) X (Equip Fact-Tbl)			17,400
9. Add Itemized Equipment (Section III - Attached Schedule)			0
10. Working Interest Total Market Value (Add Sec VI, Lines 7, 8a, 8b, 8c, & 9)			1,295,990,010.00
11. Working Interest Total Assessed Value (Multiply Sec VI, Line 10 X 30%, Unless Lease Qualifies for 25% Rate) 30%			38,879,700,300.00

Current Division Order with Name, Address, Interest of Royalty Owners, and Well/Lease Identifier is a Required Attachment to Rendition

Certification: I do hereby certify that this schedule contains a full and true list of all personal property owned or held by me subject to personal property taxation under the laws of the State of Kansas pursuant to K.S.A. 79-329 through 79-333.

____ 11/09/2013 Kristie K. Hawley 11/09/2013

Owner **Date** **Tax Rendition Preparer** **Date**

Rendition Information: **Contact Phone** 620-330-2119 **Contact Email** kristiekayhawley@yahoo.com

Lease Code ____ **County Code** ____ **Lease Name** Springer

Prescribed by Kansas Department of Revenue, Division of Property Valuation

Figure 9: GAS Rendition Form used by appraisers and the state of Kansas to determine the value of the Lease by year

19 | Page

OIL ASSESSMENT RENDITION

Schedule 2 (Class 2B) (Rev. 12/12)

SHALL BE FILED WITH THE COUNTY APPRAISER BY APRIL 1

Montgomery County, Kansas — Tax Year 2013

Statement of Intrepid Resources LLC. **Operator ID#** 34849

P.O. Address 4654 SR 64E, Ste127 **City** Bradenton **State** FL **Zip** 34208

Name of Property Springer **County ID#** **KDOR ID#(s)** **Well API#(s)** 15-125-32366

Section I-Location of Property (required)			
Description	NW/4 S/W/4 Elk(?) Hwy		
Lot Sec.	29	Adn. Twp.	34
Blk Rng.	14	Twp. City	Louisburgh
Tax Unit		School Dist	446

Section VII-Abstract Value (for county use only)	Appraised	Assessed	Penalty	Total
Total Working Interest (Sec. VI. Line 9)				
Royalty & ORRI Interest (Sec. VI. Line 1)			XXXXXXXXX	
Itemized Equipment (Sec. VI. Line 8)				
Total				

Section II-Lease Data (required)

Producing Wells: Oil 10 Submersible Gas	Non-Producing Wells: Shut-In SWD TA INJ WS		Total # Wells on Lease 10	
Secondary Recovery( ) KCC Permit #	Water Disposal: Hauler/System/Well Name		Total # Tank Batteries on Lease 1	
Spud Date: Mo/Yr (new prod)	Ave Prod Depth	Horizontal ( )	Total WI Decimal 100	Prod Formation Weiser
Comp Date: Mo/Yr (new prod)	SWD/INJ/WS	Horiz Total Depth	Total RI&ORRI Dec .25	Purchaser Name
Oil Gravity 30	Water Prod	BWPD	Purch Address CVR Coffeyville, KS	Purch Phone

Section IV-Production Data (required)	2012		2011
Month	Oil (Bbls)	Casinghead Gas (Mcf)	Oil (Bbls)
January	1,798		
February	1,624		
March	1,798		
April	1,740		
May	1,798		
June	1,740		
July	1,798		
August	1,798		
September	1,740		
October	1,798		
November	1,740		
December	1,798		
Annual Production	21,170		
Casinghead Gas (Converted to Bbls)	0	XXXXXX	XXXXXXXXX
Total Annual Production (Bbls + gas conv)	21,170	XXXXXX	XXXXXXXXX
Annual Decline (Bbls)	0	XXXXXX	XXXXXXXXX
Decline Rate (%)	0	XXXXXX	XXXXXXXXX

Notation

Used 58 Bbl Per day

Lease Receives Eastern KS Posted Price Yes X No

Severance Tax Exempt # Property Tax Exempt #

Casinghead Gas Production Data (conversion calculation)

Prod (Mcf)	X	Net $/Mcf Gas	=	Income	/	Net $/Bbl Oil	=	Total Bbl (Transfer to Sec IV, Casing Gas Conv)
	X		=		/		=	

Gatherer Name

Address Phone

Section V-Gross Reserve Calculation (Total 8/8ths Interest)

	1. Annual Production (Bbls) (Total Annual Prod, Sec IV)		2. Effect Jan 1 Net Price $/Bbl (See Crude Oil Price Schedule)		3. Est Gross Income Stream (Multiply Line 1 X Line 2)		4. Present Worth Factor (Based on Decline Rate-See Tbl)		5. Est Gross Reserve Value (Total 8/8ths-Transfer Total to Sec VI, Lines 1&2)
Schedule (A)		X		=		X		=	
Owner (B)		X		=		X		=	
Appraiser (C)	21,170	X	78.55	=	1,662,903.50	X	3.972	=	6,605,052.70

Section VI-Gross Reserve Value X Decimal Interest

				Schedule (A)	Owner (B)	Appraiser (C)
1. Royalty & Overriding Royalty Interest Valuation (Total Sec V, Line 5 X Total RI & ORRI Interest)		X .25	(Interest)			165,126,317.50
2. Working Interest Valuation (Total Sec V, Line 5 X Total WI Interest)		X 100	(Interest)			660,505,270.00
3a. Deduct Operating Cost Allowance for Producing Wells (Allowance per Well)	58,245	X 10	(Number Wells)			582,450
3b. Deduct Operating Cost Allowance for Injection Wells (Allowance per Well)		X	(Number Wells)			0
3c. Deduct Operating Cost for Submersible Wells (Annual Submersible Expense)		X	(Exp Fact-Tbl)			0
4. Working Interest Subtotal (Sec VI, Line 2 minus Lines 3a, 3b & 3c)						659,922,820.00
5. Working Interest Minimum Lease Value (Sec VI, Line 2)	659,922,820.00	X 10%	(2%,5%,10% Min Lse)			6,599,228,200.00
6. Copy Value from Sec VI, Line 4 or Line 5 (Whichever Line is Greater)						6,599,228,200.00
7a. Add Prescribed Equipment Value for Producing Wells (Allowance per Well)	5,905	X 10	(Number Wells)			59,050
7b. Add Prescribed Equipment Value for Multiple Producing Wells (Allowance per Well)	4,135	X 10	(Number Wells)			41,350
7c. Add Prescribed Equipment Value for Non-Producing Wells (Shut-In, TA,SWD,INJ,WS)	445	X 1	(Number Wells)			445.00
7d. Add Prescribed Equipment Value for Submersible Wells (Allowance per Well)	0	X 0	(Number Wells)			0
7e. Add Pres Equip Value for Additional Equipment	6,575	X 2	(Equip Fact-Tbl)			13,150.00
8. Add Itemized Equipment (Section III - Attached Schedule)						0
9. Working Interest Total Market Value (Add Sec VI, Lines 6, 7a, 7b, 7c, 7d, 7e & 8)						6,599,342,195
10. Working Interest Total Assessed Value (Multiply Sec VI, Line 9 X 30%, Unless Lease Qualifies for 25% Rate)		30%	(Rate)			197,980,265,850.00

Current Division Order with Name, Address, Interest of Royalty Owners, and Well/Lease Identifier is a Required Attachment to Rendition

Certification: I do hereby certify that this schedule contains a full and true list of all personal property owned or held by me subject to personal property taxation under the laws of the State of Kansas pursuant to K.S.A. 79-329 through 79-333.

Owner	Date	Tax Rendition Preparer	Date
	11/09/13	Kristie K. Hawley	11/09/13

Rendition Information: Contact Phone 620 330-2119 Contact Email kristiekayhawley@yahoo.com

Lease Code ________ County Code ________ Lease Name Springer

Prescribed by Kansas Department of Revenue, Division of Property Valuation

Figure 10: Oil Rendition Form used by appraisers and the state of Kansas to determine the value of the Lease by year

20 | Page

Kristie Kay Hawley

Kansas State Certified Oil & Gas Appraiser

(620) 330-2119

_____________________________________________________________________________

BELL Lease Section 36 Township 32 Range 13

RUTLAND TOWNSHIP, S36, T32, RG13, ACRES 40.22 N/2 W/2 SE/4, INCL 50’ PERMANENT EASEMENT ALG W LI S/2 W/2 SE/4; (NO R/W) GRANTOR RESERVES LIFTIME HUNTING LEASE CONTAINING 40 ACRES MOL. ALSO RUTLAND TOWNSHIP, S36, T32, R13, ARES 41.16, S/2 W/2 SE/4 SUBJ TO PERMANENT 50’ EASEMENT ALG W LI IN FAVOR OF N/2 W/2 SE4 (NO R/W) TOTAL 41 ACRES MOL.

TOTALING FOR BOTH PARCELS 81 ACRES MOL

Kansas legal well spacing is 330’ for gas and combination wells and 165’ for oil wells

Potential for 12 wells in spaced location/ Bell Lease

Located on Leased premises:

Approx. 5 Oil wells without equipment and 2 wells ready to produce into a portable tank battery

Assessed value per well this includes all rod and tubing above ground and below and depth of 900-1100 ft. considered $203,426

Lease total for equipment is $89,100; this also includes the tank battery and readily available electricity

In looking at the past and most current production for the lease numbers show that in March 2012 when the lease was last actively produced it was supplying 30.87 Bbl. of oil per 24hr period. Where the lease is located within the depths of the Weiser sands a feasible projected 58 Bbl. per day capability was derived multiplying in the present worth factors set by the state of Kansas the estimated income stream per 12 months is $1,816,560.00 that is using the price of oil per Bbl. that is set by the state of Kansas to be used for valuation purposes.  Using present stock prices at $92.00 per Bbl. and the present worth factors prescribes by the state the estimated income stream is $1,175,776.56 per 12 months.

Valuing that Intrepid Resources holds the 100% working interest the value of the lease is $229,323,688 Adding in cost of operations using an allowable figure by the Kansas Dept. of Revenue increases the total to $382,206,146

My finding is the value of the BELL lease including all equipment above and below ground equipment including tank batteries $299,902,831

Please note these figures were derived using prescribed allowances set forth by the Kansas Department of Revenue Oil and Gas Division

21 | Page

OIL ASSESSMENT RENDITION

Schedule 2 (Class 2B) (Rev. 12/12)

SHALL BE FILED WITH THE COUNTY APPRAISER BY APRIL 1

Montgomery County, Kansas — Tax Year ________

Statement of Intrepid Resources LLC **Operator ID#** ________

P.O. Address 4654 SR 64E Ste 127 **City** Bradenton **State** FL **Zip** 34208

Name of Property Bell **County ID#** ________ **KDOR ID#(s)** ________ **Well API#(s)** 15-125-32578

Section I-Location of Property (required)

Description: N/2 W/2 SE4

Lot Sec. 36 Adn. Twp. 32

Blk Rng. 13 Twp. City Rutland

Tax Unit ________ School Dist ________

Section VII-Abstract Value (for county use only)

	Appraised	Assessed	Penalty	Total
Total Working Interest (Sec. VI. Line 9)				
Royalty & ORRI Interest (Sec. VI. Line 1)			XXXXXXXXX	
Itemized Equipment (Sec. VI. Line 8)				
Total				

Section II-Lease Data (required)

Producing Wells: Oil 7 Submersible ___ Gas ___ Non-Producing Wells: Shut-In ___ SWD ___ TA ___ INJ ___ WS ___ Total # Wells on Lease 7

Secondary Recovery( ) KCC Permit # ___ Water Disposal: Hauler/System/Well Name ___ Total # Tank Batteries on Lease 1

Spud Date: Mo/Yr (new prod) ___ Ave Prod Depth ___ Horizontal ( ) Total WI Decimal 100 Prod Formation ___

Comp Date: Mo/Yr (new prod) ___ SWD/INJ/WS ___ Horiz Total Depth ___ Total RI&ORRI Dec .18 Purchaser Name ___

Oil Gravity 30 Water Prod ___ BWPD ___ Purch Address CVR Coffeyville, KS Purch Phone ___

Section IV-Production Data (required)

Month	2012 Oil (Bbls)	2012 Casinghead Gas (Mcf)	2011 Oil (Bbls)
January	930		
February	840		
March	930		
April	900		
May	930		
June	900		
July	930		
August	930		
September	900		
October	930		
November	900		
December	930		
Annual Production	10,950		
Casinghead Gas (Converted to Bbls)	0	XXXXXX	XXXXXXXXX
Total Annual Production (Bbls + gas conv)	10,950	XXXXXX	XXXXXXXXX
Annual Decline (Bbls)	0	XXXXXX	XXXXXXXXX
Decline Rate (%)	0	XXXXXX	XXXXXXXXX

Notation

30 Bbl per day used

Lease Receives Eastern KS Posted Price: Yes X No

Severance Tax Exempt # ___ Property Tax Exempt # ___

Casinghead Gas Production Data (conversion calculation)

___ X ___ = ___ / ___ = ___

Prod (Mcf) X Net $/Mcf Gas = Income / Net $/Bbl Oil = Total Bbl (Transfer to Sec IV, Casing Gas Conv)

Gatherer Name ___

Address ___ Phone ___

Section V-Gross Reserve Calculation (Total 8/8ths Interest)

	1. Annual Production (Bbls) (Total Annual Prod, Sec IV)		2. Effect Jan 1 Net Price $/Bbl (See Crude Oil Price Schedule)		3. Est Gross Income Stream (Multiply Line 1 X Line 2)		4. Present Worth Factor (Based on Decline Rate-See Tbl)		5. Est Gross Reserve Value (Total 8/8ths-Transfer Total to Sec VI, Lines 1&2)
Schedule (A)		X		=		X		=	
Owner (B)		X		=		X		=	
Appraiser (C)	10,950	X	78.55	=	860,122.50	X	3.972	=	3,416,406.50

Section VI-Gross Reserve Value X Decimal Interest

				Schedule (A)	Owner (B)	Appraiser (C)
1. Royalty & Overriding Royalty Interest Valuation (Total Sec V, Line 5 X Total RI & ORRI Interest)	.18	X 3,416,406.50	(Interest)			61,495.317
2. Working Interest Valuation (Total Sec V, Line 5 X Total WI Interest)	3,416,406.50	X .100	(Interest)			341,640.650
3a. Deduct Operating Cost Allowance for Producing Wells (Allowance per Well)	58,245	X 7	(Number Wells)			407,715
3b. Deduct Operating Cost Allowance for Injection Wells (Allowance per Well)		X .	(Number Wells)			0
3c. Deduct Operating Cost for Submersible Wells (Annual Submersible Expense)		X .	(Exp Fact-Tbl)			0
4. Working Interest Subtotal (Sec VI, Line 2 minus Lines 3a, 3b & 3c)						341,232,935
5. Working Interest Minimum Lease Value (Sec VI, Line 2)	341,232,935	X 10	(2%,5%,10% Min Lse)			3,412,329,350
6. Copy Value from Sec VI, Line 4 or Line 5 (Whichever Line is Greater)						3,412,329,350.00
7a. Add Prescribed Equipment Value for Producing Wells (Allowance per Well)	5905	X 7	(Number Wells)			41,335
7b. Add Prescribed Equipment Value for Multiple Producing Wells (Allowance per Well)	4,135	X 1	(Number Wells)			4,135
7c. Add Prescribed Equipment Value for Non-Producing Wells (Shut-In, TA,SWD,INJ,WS)	-	X	(Number Wells)			0
7d. Add Prescribed Equipment Value for Submersible Wells (Allowance per Well)	-	X	(Number Wells)			0
7e. Add Pres Equip Value for Additional Equipment	6,575	X 2	(Equip Fact-Tbl)			13,150
8. Add Itemized Equipment (Section III - Attached Schedule)						0
9. Working Interest Total Market Value (Add Sec VI, Lines 6, 7a, 7b, 7c, 7d, 7e & 8)						3,412,387,970
10. Working Interest Total Assessed Value (Multiply Sec VI, Line 9 X 30%, Unless Lease Qualifies for 25% Rate)	3,412,387,970	X 30%	(Rate)			102,371,639,100

Current Division Order with Name, Address, Interest of Royalty Owners, and Well/Lease Identifier is a Required Attachment to Rendition

Certification: I do hereby certify that this schedule contains a full and true list of all personal property owned or held by me subject to personal property taxation under the laws of the State of Kansas pursuant to K.S.A. 79-329 through 79-333.

________ Owner — 10/24/13 Date — [signature] Tax Rendition Preparer — 10/24/13 Date

Rendition Information: Contact Phone (620)330-2119 Contact Email KristieKayHawley@yahoo.com

Lease Code ________ County Code ________ Lease Name ________

Prescribed by Kansas Department of Revenue, Division of Property Valuation

Figure 11: Oil Rendition Form used by appraisers and the state of Kansas to determine the value of the Lease by year.

22 | Page

Discussion and Development Sequence

These offered Leases are cutting edge properties in a prime sought after location with potential to bring in historically large amounts of oil and associated gas production.  Transmission lines are in place and in reach of the location for the gas production and the historical oil production of the area gives heed to a solid framework for the properties.

The Bell lease has 7 Work over opportunities, Brimer has 13, and the Springer lease has 10. The Bell and Brimer leases are contiguous acreage that allows for both horizontal and vertical drilling. The Springer Lease can be extended to approximately 3,000 acres.

The recommended work program would be to re-establish the production that was there in formidable 1980’s and 90’s.  After re-establishing the production (after having re-worked the existing wells) would be the time and opportunity to drill new wells into the sought after formation.  Production of theses contiguous leases are very much coveted in the area for their history of production and their potential for a deeper well to tap into multiple formations.

More formally the following could make the basis for a possible development sequence:

1.

Schedule an inspection on entire leased acreage; gather equipment list & survey

2.

Increase operators bond to operate wells

3.

Schedule swabbing to be performed on shut-in wells for oil production

4.

Put AFE together for equipping/re-working (up to 30) shut-in wells

5.

Perform complete evaluation on drilling program

6.

Put AFE together for new well locations

7.

Drill & Complete new wells

8.

Develop Field to include new and re-worked wells expected to exceed 40 wells on the combination of the 562 acres MOL

Initial and Development Budget Proposal:

Action	Cost USD
Bond & Permitting fees	$20,000
Swabbing	$10,000
Equipping and re-working 10 shut in wells	$1,000,000
Total	$1,030,000

Secondary Development Budget Proposal:

Action	Cost USD
Bond & Permitting fees	$50,000
Swabbing	$20,000
Equipping and re-working 20 shut in wells	$2,000,000
1 Well Dry-hole cost	$300,000
Completion	$200,000
Total	$2,570,000

23 | Page

By researching the production of the area surrounding the Elk city acreage (Brimer, Bell and Springer Leases) it would be safe to project a 31Bbl of oil per well per day that is re-worked and brought back into production. That would be an increase in production for the Elk City oil and Gas field of 10.3% in oil alone and a probable average increase of 8.9% production of gas in the Elk City field. That is a combined increase of 19.2% overall in the Elk City Field.  A very appealing increase of production in the current plays/production of the Elk City Field which well depths range from 500-1200 feet, just by re-working the wells that are not currently being produced.

Once the re-worked wells have been brought on line, there are several target areas within the leases that have been identified as prime drilling locations to the depth of the Mississippi Lime which have yielded in excess of 200-300 Bbl. of oil a day in similar locations.  These locations and wells increase the area production to point that predictions of flow would be ten times the current daily production for the field which increases the profit margin and makes the locations significantly more valuable as the production numbers for 2013 are reported.  Current trends are showing that production numbers for 2013 in Southeast Kansas are on the incline.

The potential for producing the projected 200-300 Bbl. per day per 5 proposed wells on the Montgomery County acreage is a very real tangible possibility that could yield upwards of 109,500 Bbl. per well and 547,500 total for the 5 new wells stand alone. The Kansas Geologic Survey projects the duration of a well’s lifespan in the state of Kansas. Currently, the well life has been determined to exceed 30 years of continuous production.

Gas Production from the 5 new wells could easily produce 32,000,000 cubic feet of gas yearly as reported when the field was first opened.  Now with the technology to reach the depths below the current play that also houses gas some suggestions using the figures that were reported to the state by the producers that purchased the gas the flowed from the Elk City Field suggests that at yearly rate of 108,000 cubic feet of gas per well totaling for all 5 wells a yearly production figure of 540,000 cubic feet of gas could be possible with the opening of the Mississippi Lime play in this location.

24 | Page

Summary and Recommendation

It is highly recommended that participation within the Montgomery County Opportunity be secured. This represents an attractive opportunity within a very productive basin.

A program of land acquisition, well re-entries and drilling of new wells should be carried out. Re-working the existing 30 wells will cost an estimated $3,000,000 yielding 930 Bbl. per day with cumulative potential production of 4.7MMBO

The average results in the area are suggestive that a return of capital within 12 months. While this is highly unusual, unique conditions create the opportunity. Intrepid has already invested heavily into its infrastructure and supply chain eliminating significant upfront, non-productive expense. Intrepid has local knowledge and experience in field. Those factors combined with favorable geology present a special set of circumstances.

Further opportunities from deeper Paleozoic carbonates may be elucidated through seismic studies and structural information gained from initial drilling. Evaluation of the land position should also accompany the drilling stages.

The Montgomery County opportunity holds excellent potential to become a major producer.

Respectfully submitted,

Bennett Wright

Bennett Geological Services, LLC.

25 | Page

Contributing Author

Curtis Talbot --- Geology

Mr. Curtis Talbot is a Licensed Professional Geologist with over thirty years of experience in hydrocarbons. He holds a B.A. in Geology from Bates College, and an M.A. in Geology and Education from the University of Wyoming. He has attended the Shell Oil Training School and completed academic course work with Halliburton, Schlumberger, Gearhart Owens, and Schlumberger wireline. Mr. Talbot also completed seismic classes on 2D and 3D interpretation.

Mr. Talbot is currently with Western Engineering, Inc. Through his career as a consulting geologist he has worked for the United States Geological Service, National Park Service, and many oil and gas companies

Mr. Talbot has also performed major presentations and published papers for the United Nations Conference, on shallow oil, American Association of Petroleum Geologists, State of Maine, National Science Teacher Association, Montana Geological Society, and the Wyoming Geological Association.

26 | Page

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Founded in 1952, Energy Laboratories, Inc. is a commercial analytical laboratory specializing in organic, inorganic, trace metals, microbiological and radiochemical analysis of water, waste, soil, air and petroleum product samples. We are an independent laboratory whose continued existence depends upon quality of service.   Energy Laboratories, Inc. offers technical services under both price schedule and contract arrangements. Capabilities include, but are not limited to, aquatic toxicity, microscopy (Crypto/Giardia, MPA), NORM and radiation field surveys, compost and UCMR2 analysis.   Energy Laboratories, Inc. (ELI) provides independent, quality controlled confidential analytical services in chemical and environmental testing. With six locations, ELI offers broad-based analytical and advisory services to a national and international clientele. ELI is equipped to meet the testing needs of mining companies, oil and gas operations, petroleum refining, electrical utilities, industrial and manufacturing firms, the agricultural industry, large and small municipal water systems, professional engineering and consulting firms, and government agencies.

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, the continued advancement of Intrepid Innovations technology. When used in this document, the words "anticipate," "believe," "estimate," "expect," "intent," "may," "project," "plan" "should," and similar expressions are intended to be among the statements that identify forward-looking statements. Although Intrepid Innovations believes that their expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company will experience technological and mechanical problems, fluctuations in oil prices, and the ability to implement corporate strategies, the ability to obtain financing and other risks.

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